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                                                                    EXHIBIT 99.1

                                                 PRESS RELEASE
                                                 -------------

[SEVEN SEAS PETROLEUM INC. LOGO]                 CONTACT:
                                                 Daniel Drum, Investor Relations
                                                 Seven Seas Petroleum Inc.
                                                 713-622-8218
                                                 www.sevenseaspetro.com
 FOR IMMEDIATE RELEASE




          SEVEN SEAS ANNOUNCES CLOSING OF SALE OF PRODUCING PROPERTIES

         February 26, 2003 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (Pink Sheets OTC: "SVSSF") announced the closing of the sale of its Colombian subsidiaries' interest in the shallow Guaduas Oil Field inclusive of the 40-mile Guaduas-La Dorada Pipeline to Sociedad Internacional Petrolera, S.A. (Sipetrol). The purchase price is $20 million, subject to certain adjustments and taxes.

         Seven Seas is operating under the administration of a court-appointed trustee under Chapter 11 of the United States Bankruptcy Code. The Company has no source of cash flow from operations and is currently seeking to secure additional financing to test and complete the Escuela 2 exploration well.

         Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America.



Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.